EXHIBIT 99.1

PRESS RELEASE DATED JANUARY 22, 2008

PATCH INTERNATIONAL	PRESS RELEASE For dissemination on January 22, 2008 4:30 p.m. Mountain Standard Time

Patch Appoints CIBC World Markets Inc. as Financial Advisor for Strategic Alternatives

CALGARY, AB – January 22, 2008 – Patch International Inc. (OTCBB:PTCH) ("Patch" or the "Company") announces that the board of directors has unanimously approved a process to review strategic alternatives to maximize shareholder value.  The board of directors has retained CIBC World Markets Inc. (“CIBC World Markets”) as its exclusive financial advisor to assist in exploring strategic alternatives. These alternatives may include the sale of the company, merger, reorganization or such other alternatives that are considered to be in the best interest of Patch shareholders.  The marketing process is anticipated to commence in February, 2008.

Patch International is an emerging oil sands company with a total of 60 sections gross (48.6 net) of oil sands leases.  Ells River, the primary play comprised of 32 sections (25.8 net) of land, holds 19 core holes and 64 miles of 2D seismic to substantiate a quality asset.  The integrated data of core analysis, seismic interpretation, and independent reservoir modeling suggest the reservoir quality within the Ells River area to be capable of sustaining economic production by means of Steam Assisted Gravity Drainage (SAGD).  The Ells River leases are exceptionally well located for commercial production and expansion.  McDaniel and Associates has provided a resource appraisal of the Ells River asset to hold P50 contingent resource of 139 mmbbls of recoverable bitumen, and a P10 contingent resource of 203 mmbbls bitumen.  Management estimates the Ells River asset holds an approximated 1.4 billion barrels of bitumen in place, and a project potential in excess of 40,000 bbls/day.

Patch also holds 10 sections (9.5 net) of oil sand leases in the Muskwa area which is in relative proximity to the producing Brintnell and Pelican Lake area, currently cold flow production.  This asset holds an estimated 109 mmbbls oil in place based on the McDaniel and Associates resource appraisal.

About Patch

Patch is an emerging oil sands company dedicated to the exploitation and production of its resources in the Athabasca oil sands area in Alberta, Canada.  Patch’s strategy has been to engage top quality staff and consultants to exploit and produce its high quality oil sands assets.

For further information, please contact:

Jason Dagenais
Chief Operating Officer

OR

Cathy Forsyth
Investor Relations Manager
Patch International Inc.
1-403-441-4390, extension 2000
Email:  info@patchenergy.com

Please visit Patch’s website at www.patchenergy.com

No regulatory authority has approved nor disapproved the contents of this release.  The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

Cautionary Note to U.S. Investors:

The United States Securities and Exchange Commission (SEC) regulations permit oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusion formation tests to be economically and legally producible under existing economic and operating conditions.  We use certain terms in this press release, such as “Contingent resources”, “Undiscovered resources”, and “Recoverable resources” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC.  The SEC regulations define reserves associated with oil sands as mining-related and not a part of conventional crude oil and natural gas reserves.  U.S. Investors can 000-28627obtain reports from the SEC by calling 1-800-SEC-0330.

Forward Looking Statements:

This news release contains certain statements that may be deemed "forward-looking statements" about the development of oil sands in Alberta, Canada.  All statements in this release, other than statements of historical fact, that address future production, reserve/resource potential, exploration drilling, exploitation activities and events or developments that Patch expects to occur, are forward looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans" "anticipates", "believes", "intends", "estimates", "projects", "potential" and similar expressions, or that events or conditions "will", "would", "may", "could" or "should" occur.  Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.  Although Patch believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements.  Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.  Investors are cautioned that any such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.  Forward-looking statements are based on the beliefs, estimates and opinions of Patch’s management on the date the statements are made.  Patch undertakes no obligation to update these forward-looking statements in the event that management's beliefs, estimates or opinions, or other factors, should change.  For further information, investors should review Patch’s filings that are available at www.sec.gov and www.sedar.com.